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                                                                   EXHIBIT 10.25

                      NON-STATUTORY STOCK OPTION AGREEMENT

      THIS AGREEMENT is entered into and effective as of this ___ day of _________, 20__ (the "Date of Grant"), by and between Synovis Life Technologies, Inc. (the "Company") and ________________ (the "Optionee").

      A. The Company has adopted the Synovis Life Technologies, Inc. 2006 Stock Incentive Plan (the "Plan") authorizing the Board of Directors of the Company, or a committee (the Board or such a committee to be referred to as the "Committee"), to grant non-statutory stock options to employees (including officers and directors who are also employees) and non-employee directors, consultants, advisors and independent contractors of the Company and any Subsidiary (as defined in the Plan).

      B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of the Company's common stock, $.01 par value ("Common Stock"), pursuant to the Plan.

      Accordingly, the parties agree as follows:

      SECTION 1. GRANT OF OPTION. The Company hereby grants to the Optionee the right, privilege and option (the "Option") to purchase ________ shares (the "Option Shares") of Common Stock according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. The Option is not intended to be an "incentive stock option," as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      SECTION 2. OPTION EXERCISE PRICE. The per share price to be paid by Optionee in the event of an exercise of this Option will be $____.

      SECTION 3. DURATION OF OPTION AND TIME OF EXERCISE.

(a) Exercisability and Expiration. This Option will become exercisable on ____________________, so long as the Optionee remains continuously employed by the Company. This Option will remain exercisable as to all unexercised Option Shares until 5:00 p.m. (St. Paul, Minnesota time) on _____________(the "Time of Termination").

      (b) Termination of Employment or Other Service.

            (i) Termination Due to Death, Disability or Retirement. In the event that the Optionee's employment or other service with the Company and all Subsidiaries is terminated by reason of the Optionee's death, Disability or Retirement (as such terms are defined in the Plan), this Option, will remain exercisable to the extent exercisable as of such termination for a period of one year after such termination (but in no event after the Time of Termination). Options not exercisable as of such termination will be forfeited and terminated.

            (ii) Termination for Reasons Other Than Death, Disability or Retirement. In the event the Optionee's employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, or the Optionee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ or service of the Company or another Subsidiary), all rights of the Optionee under the Plan

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and this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for "cause" (as defined in the Plan), this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the Time of Termination). Options not exercisable as of such termination will be forfeited and terminated.

      (c) Change in Control.

            (i) Impact of Change in Control. If any events constituting a Change in Control (as defined in the Plan) of the Company occur, this Option will become immediately exercisable in full and will remain exercisable until the Time of Termination, regardless of whether the Optionee remains in the employ or service of the Company or any Subsidiary. In addition, if a Change in Control of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in the Plan) of such Option Shares immediately prior to the effective date of such Change in Control of the Company over the option exercise price per share of this Option (or, in the event that there is no excess, such Option will be terminated).

            (ii) Limitation on Change in Control Payments. Notwithstanding anything in this Section 3(c) to the contrary, if, with respect to the Optionee, the acceleration of the vesting of this Option or the payment of cash in exchange for all or part of the Option Shares as provided above (which acceleration or payment could be deemed a "payment" within the meaning of
Section 280G(b)(2) of the Code), together with any other "payments" which the Optionee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the "payments" to the Optionee as set forth herein will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payment. Notwithstanding the foregoing sentence, if the Optionee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that "payments" under such agreement or otherwise will not be reduced or that the Optionee will have the discretion to determine which "payments" will be reduced, that such "payments" will not be reduced or that such "payments" will be "grossed up" for tax purposes), then the limitations of this Section 3(c)(ii) will, to that extent, not apply, and any "payments" will be treated as "payments" arising under such separate agreement.

      SECTION 4. MANNER OF OPTION EXERCISE.

      (a) Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail of written notice of exercise, to the Company (Attention:
Secretary) at its principal executive office in St. Paul, Minnesota. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Plan and Section

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3(b) above, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

      (b) Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice or Previously Acquired Shares (as such terms are defined in the Plan), by a "net exercise" (as described in the Plan), or by a combination of such methods. In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

      SECTION 5. RIGHTS OF OPTIONEE; TRANSFERABILITY.

      (a) Employment or Service. Nothing in this Agreement or the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

      (b) Rights as a Shareholder. The Optionee will have no rights as a shareholder unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions set forth in Section 4 of this Agreement and Section 14 of the Plan) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

      (c) Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive this Option upon such Optionee's death, and, in the event of the Optionee's death, exercise of this Option (to the extent permitted pursuant to Section 3(b)(i) of this Agreement) may be made by the Optionee's legal representatives, heirs and legatees.

      SECTION 6. WITHHOLDING TAXES. The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or any Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state and local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, (b) withhold shares of Common Stock from the shares issued or otherwise issuable to Optionee in connection with the Option, or (c) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee's notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

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      SECTION 7. ADJUSTMENTS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

      SECTION 8. SUBJECT TO PLAN. The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

      SECTION 9. MISCELLANEOUS.

      (a) Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

      (b) Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

      (c) Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

      (d) Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

      (e) Counterparts. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together constitute the same agreement.

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      The parties to this Agreement have executed this Agreement effective the day and year first above written.

                                          SYNOVIS LIFE TECHNOLOGIES, INC.

                                          By: __________________________________

                                          Its: Chief Financial Officer

By execution of this Agreement,           OPTIONEE
The Optionee acknowledges having
received a copy of the Plan.              ______________________________________
                                             (Signature)

                                          [NAME OF OPTIONEE]
                                          [ADDRESS]
                                          [ADDRESS]

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